Exhibit 99.1

Saflink Announces Leadership Change and Corporate Realignment

Saflink Board Member, Steve Oyer, Named Acting CEO and Glenn Argenbright Named

Saflink Chairman and President and GM of Registered Traveler Solutions

KIRKLAND, WA – (September 29, 2006) Saflink® Corporation (NASDAQ:SFLK), a leading provider of solutions that verify identity, secure access and increase productivity, announced several changes in its executive leadership today. Steve Oyer, a member of Saflink’s board of directors and chairman of its audit committee, was named interim chief executive officer, while Glenn Argenbright, Saflink’s current president and CEO, was named chairman of the board and president and general manager of Registered Traveler Solutions, a division within Saflink that is focused exclusively on the national Registered Traveler (RT) program initiative. Saflink also announced that Jon Engman, its chief financial officer, is resigning for personal reasons and to pursue other interests. Mr. Engman has stated that he expects to remain with Saflink through mid-November 2006 to facilitate an orderly transition of the ongoing financial management and reporting requirements of the company and the timely transfer of duties. Jeff Dick, Saflink’s vice president of finance, will serve as acting chief financial officer following Mr. Engman’s departure while Saflink searches for Mr. Engman’s successor. In addition, Saflink announced that Trevor Neilson has been appointed vice chairman of the board of directors and Richard Kiphart will continue to serve as the lead independent director of the board of directors.

The Transportation Security Administration (TSA) has recently made several policy decisions designed to expedite the adoption of the Registered Traveler program. Accordingly, Saflink and its Fast Lane Option (FLO) Alliance have stepped up their efforts to secure RT opportunities in various airports around the country, as well as to lay the foundation for signing up customers for the FLO solution. As a result, Saflink’s board of directors determined that the time is right to realign both its executive leadership and corporate structure to maximize the results across Saflink’s different business initiatives.

Saflink also announced that it will conduct a search to replace its CEO and CFO which will include internal and external candidates. Messrs. Argenbright, Oyer, Neilson and Kiphart will assume their new roles immediately. Mr. Neilson, Saflink vice chairman of the board, commented, “The Saflink board of directors has been evaluating different actions to bring about positive change and to strengthen stockholder value. We believe that Registered Traveler is a tremendous opportunity for Saflink and Glenn Argenbright has been critical in putting together the FLO Alliance and leading it in pursuit of airports and customers across the country. We don’t want to lose that momentum, so we have asked Glenn to focus exclusively on that business, and his appointment to chairman also signifies the importance the board of directors places on this program. We also believe a change in executive leadership can improve our results outside of Registered Traveler. We believe that now is the right time for that leadership change and corporate realignment, and we’re very pleased to appoint Steve Oyer as interim CEO.”

Mr. Oyer has been a member of Saflink’s board of directors since 2001 and has a long and distinguished career in the financial community, including most recently his work with Standard & Poors. Regarding his new assignment, Mr. Oyer commented, “I believe that the combination of Saflink’s proprietary technology, strong market partnerships and the mainstreaming of biometric authentication and credentialing make this a time of tremendous opportunity for the company. My goal will be to focus the resources of Saflink on the immediate commercialization of key initiatives – our Registerd Traveler solutions through the FLO Alliance, our authentication and data management products for industry and our credentialing solutions for government agencies. In the weeks ahead, I will be working with my management team and key partners to move the company forward with a targeted plan for growth.”

About Saflink

Saflink Corporation offers biometric security and smart card solutions that protect intellectual property, secure information and eliminate passwords. Saflink identity assurance management solutions allow administrators to verify the identity of users and control their access to computer networks, facilities and applications. Winner of seven awards in 2005, Saflink and its solutions have been recognized by organizations such as Frost & Sullivan and Software Magazine’s Software 500. For more information, please visit http://www.SAFlink.com or call 800-762-9595.

NOTE: “Saflink” is a registered trademark and “FLO” and “Fast Lane Option” are trademarks of Saflink Corporation.

This press release contains forward-looking statements, including statements about the search for a permanent Chief Executive Officer and Chief Financial Officer, Mr. Engman’s transition period, and the effect that a change in leadership may have on us and our Registered Traveler program. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words “predict,” “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect our actual results include, but are not limited to, any decision Mr. Engman may make subsequent to the date of this press release regarding the length of his transition period, our ability to identify and recruit a qualified successor to Messrs. Argenbright and Engman on a timely basis, and the risk that if we do not generate significant revenue from our participation in large government security initiatives or increase the level of our participation in these initiatives, our business performance and future prospects may suffer. In addition, if third parties, on whom we partly depend for our product marketing and distribution, do not promote our products, our ability to generate revenue may be limited and our business and financial condition could suffer. Other factors include, but are not limited to, risks and uncertainties associated with our financial condition, our ability to sell our products, our ability to compete with competitors and the growth of the security market, and those included in our annual report on Form 10-K, as well as other documents we periodically file with the Securities and Exchange Commission.

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Saflink PRESS CONTACT:

Sterling Communications

Lindsay Stril

(206) 388-5758

lstril@sterlingpr.com

Saflink INVESTOR RELATIONS CONTACT:

Investor Awareness, Inc.

Tony Schor

(847) 945-2222

tony@investorawareness.com